PROSPECTUS SUPPLEMENT
                      TO PROSPECTUS DATED DECEMBER 11, 2000


                                1,000,000 SHARES

                              DCH TECHNOLOGY, INC.

                                  COMMON STOCK


     You should read this entire prospectus supplement, our prospectus dated December 11, 2000 and the other documents incorporated by reference into the prospectus, the prospectus supplement dated May 3, 2001, the prospectus supplement dated October 15, 2001, and the prospectus supplement dated January 4, 2002, before you invest. These documents contain information you should consider carefully before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying May 3, 2001, October 15, 2001, and January 4, 2002 prospectus supplements, and the prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement and the accompanying May 3, 2001 prospectus supplement, October 15, 2001 prospectus supplement, January 4, 2002 prospectus supplement and the prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement, the accompanying May 3, 2001, October 15, 2001, and January 4, 2002 prospectus supplements, and the prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement replaces any inconsistent information in the January 4, 2002 prospectus supplement, the October 15, 2001 prospectus supplement, the May 3, 2001 prospectus supplement and the prospectus. Information in this prospectus supplement the accompanying January 4, 2002, October 15, 2001, and May 3, 2001 prospectus supplements, and the prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying January 4, 2002, October 15, 2001, or May 3, 2001 prospectus supplements, or the prospectus, or the sale of the common stock as an indication that there has been no change in our affairs since the respective dates of those documents.

     Our principal executive offices are located at 24832 Avenue Rockefeller, Valencia, California 91355. Our telephone number is (661) 775-8120.


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     INVESTING  IN  OUR  COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
FACTORS"  BEGINNING  ON  PAGE  7  OF  THE  ACCOMPANYING  PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is March 8, 2002.


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                              PLAN OF DISTRIBUTION

     We entered into a Sales Agency Agreement with Delano Group Securities, LLC ("Delano") on April 23, 2001 (the "Delano Agreement"). Under the terms of the Delano Agreement, Delano agreed to act as our exclusive sales agent, on a best efforts basis, to sell up to 900,000 shares of our common stock during the year following the date of the Agreement. As of December 17, 2001, Delano had sold all 900,000 shares subject to the Delano Agreement. On December 1, 2001, we entered into an amended and restated Agreement (the "Amendment"), pursuant to which Delano agreed to act as our exclusive sales agent, on a best efforts basis, to sell up to 1,000,000 shares of our common stock in addition to the 900,000 shares already sold under the Delano Agreement. On February 8, 2002, we entered into a second amendment (the "Second Amendment") with Delano whereby we have engaged Delano to act as our exclusive sales agent to sell an additional 1,000,000 shares of our common stock. Except for the number of shares of common stock to be sold under the Delano Agreement and the Amendment, the Second Amendment does not alter the terms of the Delano Agreement and the Amendment. The common stock is to be sold during one or more pricing periods, each pricing period to consist of one business day. The net proceeds to us from the sale of common stock by Delano during a particular pricing period will equal 95% of the weighted average of sales prices of the common stock sold during that pricing period (the "average market price"), less brokerage fees, service charges, and SEC transaction fees, multiplied by the number of average market price shares sold during that pricing period. Therefore, the compensation that Delano will receive for the sales of our common stock during a pricing period will equal the difference between the aggregate gross sales prices at which sales are actually effected by Delano and the net proceeds described above. We will settle the transactions contemplated by the Second Amendment, the Amendment and the Delano Agreement, including the issuance of shares of our common stock in exchange for the purchase price, on the third business day following each pricing period.

     The 1,000,000 shares of common stock to be sold pursuant to this prospectus supplement were previously the subject of the October 15, 2001 prospectus supplement. Under the October 15, 2001 prospectus supplement, 2,000,000 shares of common stock were to be sold pursuant to the Purchase Agreement we entered into with Swartz Private Equity, LLC ("Swartz") on August 24, 2001 (the "Swartz Agreement"). Under the January 4, 2002 prospectus supplement, 1,000,000 shares of our common stock that were to be issued pursuant to the Swartz Agreement, were designated for issuance through our arrangement with Delano, pursuant to the Amendment. This prospectus supplement allocates the remaining 1,000,000 shares under the Swartz Agreement to Delano, pursuant to the Second Amendment. To date, none of the shares subject to the Swartz Agreement have been sold, and we are hereby reducing the shares allocated to Swartz by 1,000,000. Please see the October 15, 2001 prospectus supplement and the January 4, 2002 prospectus supplement for more information regarding the Swartz Agreement.


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                           MARKET FOR OUR COMMON STOCK

     On March 5, 2002, the last reported sales price of our common stock on the American Stock Exchange was $0.56 per share. As of March 5, 2002, we had
33,993,850  shares  of  common  stock  issued  and  outstanding.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus supplement and the documents incorporated herein by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" on page 7 of the accompanying prospectus and in the documents incorporated therein by reference. In some cases, you can identify forward-looking statements by words such as "anticipates", "believes", "estimates", "seeks", "expects", "plans", "intends", "future" and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

     All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.


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